Exhibit 99.1

Golden Minerals Provides Corporate Update

GOLDEN, CO - /BUSINESS WIRE/ - August 1, 2024 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) today provided a corporate update.

As previously disclosed, the Company does not have sufficient resources to meet its expected cash needs over the next twelve months. As of June 30, 2024, the Company had cash and cash equivalents of approximately $1.4 million. On the same date, it had accounts payable and other current liabilities of approximately $4.8 million. Because the Company has ceased mining at the Velardeña mine, its only near-term opportunity to generate cash flow is from the sale of assets or from new sources of debt or equity capital. The Company is evaluating alternatives to obtain sufficient funds to continue as a going concern, including finalizing the sale of its Velardeña assets, seeking buyers or partners for the Company’s other assets (including El Quevar) or obtaining equity or other financing. In the absence of additional cash inflows, the Company anticipates that its cash resources will be exhausted by September 2024. If the Company is unable to obtain additional resources, it may be forced to cease operations and liquidate.

The Company is taking actions to address its liquidity and financial stability through the sale of assets or raising new capital. As part of this effort, the Company is considering the sale of the Company or its assets, including the El Quevar project in Argentina and the Yoquivo project in Mexico. The proceeds from these sales would be directed toward addressing the Company’s ongoing operating expenses and satisfying its liabilities, while seeking to maximize any remaining value for its shareholders.

The Company announced in May 2024 that it had entered into a series of purchase and sale agreements whereby the Company would sell certain assets at its Velardeña Properties (located in Durango State, Mexico) to a privately held Mexican company (“the Buyer”) for US$5.5 million plus Value Added Tax (“VAT”). To date, the Company has received $2.5 million plus VAT in conjunction with the sale of the Velardeña Mine, the sulfide processing plant, and associated facilities, and title has been transferred to the buyer. There continues to be a delay in closing the agreement related to the sale of Velardeña’s oxide processing plant and water wells. The Buyer has operational access to the plant. To date, the Company has received partial payments in the amount of $373,000 for these assets. The remaining $2,627,000, plus VAT, was due on July 1. The Company is uncertain as to when or if the payment will be received. The Company is working to sign an extension of the sale agreement with the Buyer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding the Buyer’s scheduled payments to the Company pursuant to the Agreements. These statements are subject to risks and uncertainties including the Buyer’s ability to make the payments under the sale agreements; the ability of the Company to sell or realize value from its other assets, increases in costs and declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities & Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060